Exhibit 99.1

Settlement Reached with Five Specialist Firms
For Violating Federal Securities Laws and NYSE Regulations

Firms Will Pay More Than $240 Million in Penalties and Disgorgement

For Immediate Release

SEC Release No. 2004-4

Washington, DC and New York, March 30, 2004 – The U.S. Securities and Exchange Commission and the New York Stock Exchange today announced the initiation and settlement of enforcement actions against five NYSE specialist firms.  The firms will pay a total of $241,823,257 in penalties and disgorgement, consisting of $87,735,635 in civil money penalties and $154,087,622 in disgorgement, and implement steps to improve their compliance procedures and systems.  The five settling specialist firms are: Bear Wagner Specialists LLC; Fleet Specialist, Inc.; LaBranche & Co., LLC; Spear, Leeds & Kellogg Specialists LLC; and Van der Moolen Specialists USA, LLC.

In a joint investigation, the NYSE and SEC found that, between 1999 and 2003, the five firms, through particular transactions by certain of their registered specialists, violated federal securities laws and Exchange rules by executing orders for their dealer accounts ahead of executable public customer or “agency” orders.  Through these transactions, the firms violated their basic obligation to match executable public customer buy and sell orders and not to fill customer orders through trades from the firm’s own account when those customer orders could be matched with other customer orders.  Through this conduct, the firms improperly profited from trading opportunities; disadvantaged customer orders, which either received inferior prices or went unexecuted altogether; and breached their duty to serve as agents to public customer orders.  In the settlements, the firms have neither admitted nor denied the allegations.

Stephen M. Cutler, the SEC’s Director of Enforcement, said:  “When an exchange specialist unlawfully takes advantage of its privileged position by seizing trading opportunities that it should leave for public customers, it fundamentally undermines the fair and orderly operation of the exchange auction system.  As the sanctions imposed in this case indicate, the Commission will aggressively punish such conduct.”

“The terms of this settlement are appropriate, and tell the investing public, specialists and all market participants that violations of NYSE rules and federal securities laws will not be tolerated,” said Marshall N. Carter, NYSE director and chairman of the NYSE’s Regulatory Oversight and Regulatory Budget Committee.  “Confidence in the integrity of our market is paramount.  I am confident that the imposed sanctions and requirements for specialist firms to improve their own oversight and compliance functions will help deter future violative activity.”

The settlement provides that the firms’ $241 million payment will go to a Distribution Fund for the benefit of injured customers.  This includes the $87,735,635 in civil penalties which, under the Sarbanes-Oxley Act of 2002, may be distributed to victims in SEC enforcement actions.  Without admitting or denying the charges, the firms also will consent to charges that they (a) willfully violated Exchange Act Section 11(b) and Rule 11b-1 by failing to maintain a fair and orderly market through their improper proprietary trading; (b) violated various NYSE rules; and (c) in certain interpositioning transactions involving six stocks at each firm, failed adequately to supervise certain of their individual specialists, who themselves engaged in fraud through that proprietary trading in violation of Exchange Act Section 10(b) and Rule 10b-5.

Barry W. Rashkover, Associate Director of the SEC’s Northeast Regional Office, said:  “This landmark settlement underscores the obligation of exchange specialists to serve public customer orders over the specialist’s own proprietary interests.  The settlement is excellent news for injured customers.  Because of the Distribution Fund, they will be the ultimate beneficiaries of the firms’ sizeable payments.”

This settlement reflects the culmination of a significant investigation and close cooperation between NYSE and the SEC,” said David P. Doherty, executive vice president, NYSE Enforcement Division. “It sends a strong message that our individual and combined regulatory efforts are vigorous and demand nothing less than full compliance.”

The NYSE and SEC found that the improper proprietary trading took various forms.  Sometimes, certain of the firms’ specialists “interpositioned” the firms’ dealer accounts between customer orders by trading into both of them in succession – for example, buying into a customer market sell order first, and then selling, at a higher price, into the opposite market buy order, thus allowing the firm dealer account to profit from the spread.  The regulators also found that the specialists traded for their dealer accounts ahead of executable agency orders on the same side of the market, orders that were executed later at prices inferior to the prices of dealer account trades.  At other times, the specialists traded ahead of executable limit orders, which then went unexecuted and ultimately were cancelled by the customers entering the orders.

The NYSE and SEC found that the interpositioning transactions, in particular, were heavily concentrated in a few stocks overseen by a small number of specialists at each firm.  With certain interpositioning transactions in six stocks at each firm, the NYSE and SEC found that certain unnamed individual specialists engaged in fraud by violating their implied representations to public customers that they were limiting dealer transactions to those “reasonably necessary to maintain a fair and orderly market.”  None of the specialist firms, according the findings, had in place reasonable systems or procedures to monitor, detect, or prevent those violations.

The investigation is continuing.  The NYSE and SEC will continue to coordinate in the investigation of individual responsibility for the violative conduct that is the subject of the enforcement actions announced today.

(Attachment follows: “Payments in Settlement With Five NYSE Specialist Firms”)

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Contacts:	Securities and Exchange Commission

Stephen M. Cutler, Director of Enforcement
(202) 942-4500

Barry W. Rashkover, Associate Regional Director,
Northeast Regional Office
(646) 428-1856

New York Stock Exchange

Rich Adamonis, Senior Vice President
(212) 656-2140

Ray Pellecchia, Managing Director, Media Relations
(212) 656-2001

Payments in Settlement With Five NYSE Specialist Firms

Firm	Penalty	Disgorgement	Total
Bear Wagner Specialists LLC	$5,534,543	$10,724,903	$16,259,446
Fleet Specialist, Inc.	$21,083,875	$38,013,594	$59,097,469
LaBranche & Co., LLC	$21,872,320	$41,646,440	$63,518,760
Spear, Leeds & Kellogg Specialists LLC	$16,496,406	$28,776,072	$45,272,478
Van der Moolen Specialists USA, LLC	$22,748,491	$34,926,613	$57,675,104
Total	$87,735,635	$154,087,622	$241,823,257